Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Events

- April 15th - 22nd
  Grand Opening week at the new Marion office, 3204 7th Avenue
- May 11th
  Shareholder's Open House at the new Marion office, 5-7 PM
- May 29th
  Memorial Day
- June 18th - June 26th
  Friends Club Snake/Columbia River Cruise

Hills Bank and Trust Company
IT'S THAT SIMPLE.®

Hills Bancorporation

Shareholder Report
March 31, 2017

Board of Directors

- Michael S. Donovan
- Thomas J. Gill, D.D.S.
- Michael E. Hodge
- Emily A. Hughes
- James A. Nowak
- Theodore H. Pacha
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706

A Message from our President and CEO, Dwight O. Seegmiller


THE BEVERLY
HILLSBILLIES
HILLS BANK

April 17, 2017

Dear Shareholder,

Hills Bank and Trust Company had an exciting start to 2017! Employees participated in many events including, but not limited to: Hills Bank: 2017 and Beyond, the Domestic Violence Intervention Program's (DVIP) Souper Bowl, Big Brothers Big Sisters of Johnson County's Bowl for Kid's Sake, Ag Outlook, and numerous Ag Month events including chick hatching at all of our offices and Barnyard Days at many of our offices!

Hills Bank: 2017 and Beyond

On Presidents' Day (February 20th), more than 200 Hills Bank employees plus the Board of Directors gathered at the Coralville Marriott to hear a special program highlighting the Hills Bank Mission, Vision and plans for 2017 and beyond.

In addition to discussing the future of the Bank, the Human Resources Department led a team building exercise where employees sorted and boxed 1,500 pounds of food (1,250 meals) for HACAP's Operation: Backpack program. The local nonprofit provides food for at-risk students and their families every Friday at area schools.

Big Brothers Big Sisters Bowl For Kids' Sake

Hills Bank employees once again formed teams of six to raise money and bowl to benefit Big Brothers Big Sisters of Johnson County. Many of the teams dress up in costumes that go along with the event theme for the year.



This year's theme was TV Bowl and was held on February 25th and 26th at Colonial Lanes in Iowa City. 13 Hills Bank teams raised a total of $5,807.35!



Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Serving thousands of customers . . . one at a time.™

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman



Hills Bancorporation
Selected Financial Highlights (*Unaudited**)

Ag Month Celebration

Agriculture is intertwined with Hills Bank's history, heritage, values, and remains an intregral part of the culture today. Every March, we celebrate spring and our agricultural roots with many fun activities for customers, especially our young customers. We hatch chicks at our offices and let all vote on which egg will hatch first with our Lucky Egg Contest; Penny Savers get to do a double penny grab with a deposit of $5 or more.



Choose your Lucky Egg

Above: Cedar Rapids Williams Blvd Ag Month Display



Above: Camel featured at Mount Vernon's Barnyard Day.

We also host Barnyard Days at our Cedar Rapids Blairs Ferry, Coralville, Mount Vernon, and Washington offices. These events feature petting zoos with live farm animals and some other more exotic animals.

Many thanks to everyone who helped make all these different events possible throughout the month!

Ag Outlook 2017

Hills Bank hosted the Ag Outlook at the Riverside Casino & Golf Resort on March 9th. Over 400 attendees *(pictured right)* gained insight into how agriculture could be changing in upcoming years.

Speakers included Steve Bohr, James Tobin, Chad Hart, and Dan Mitchell. Topics covered innovation in agriculture, a closer look at agriculture markets, and into federal economic policy. Hills Bank has sponsored this event for 15+ years, which has grown in popularity every year with our local farmers and businesses.



(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2017	Three Months Ended 3/31/2016
Quarter-End Balances:		
Total Assets	$2,797,052	$2,599,488
Investment Securities	273,409	263,911
Loans, Net of Allowance for Loan Losses	2,281,541	2,111,075
Deposits	2,173,332	1,979,581
Stockholders' Equity	293,767	271,547
Earnings Breakdown:		
Total Interest Income	$25,180	$23,756
Total Interest Expense	3,983	4,083
Net Interest Income	21,197	19,673
Total Non-Interest Income	5,241	4,873
Total Non-Interest Expense	14,411	13,052
Provision for Loan Losses	(814)	549
Income Before Income Taxes	12,841	10,945
Income Taxes	3,967	3,245
Net Income	8,874	7,700
Diluted Earnings Per Share	0.95	0.83

**Additional financial information can be found at www.hillsbank.com/securities-and-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $8.87 million or $0.95 per diluted share for the three months ended March 31, 2017, a 15.19% increase when compared to the $7.70 million or $0.83 per diluted share for the three months ended March 31, 2016. The improvement in earnings in 2017 is primarily attributed to an increase in net interest income of $1.52 million resulting from increased loan growth and a reduction of provision for loan losses expense of $1.36 million. The Company experienced loan growth of 8.10% or $170.47 million, from $2.111 billion at March 31, 2016 to $2.282 billion at March 31, 2017.

Total assets of the Company increased to $2.797 billion at March 31, 2017, up from $2.599 billion as of March 31, 2016. Total equity amounted to $293.77 million at the end of the 1st quarter of 2017, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.